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                                                                 Exhibit 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                        Year Ended December 31                    Six Months
                                                        --------------------------------------------------           Ended
                                                         1994       1995       1996       1997       1998        June 30, 1999
                                                        ------     ------     ------     ------     ------       -------------
Earnings:
 Earnings before income taxes                           $  840     $1,247     $1,215     $1,149     $1,267          $  502
 Plus:
  Fixed charges exclusive of capitalized interest          108        113        124        136        139              70
  Amortization of capitalized interest                      11         12         13         13         12               5
  Adjustments for equity affiliates and
   minority interest                                        (2)        (4)        (3)         0         (2)             (1)
                                                        -------------------------------------------------------------------
          Total                                         $  957     $1,368     $1,349     $1,298     $1,416          $  576
                                                        ===================================================================

Fixed Charges:
 Interest expense including amortization of debt
  discount/premium and debt expense                     $   88     $   91     $  102     $  113     $  114          $   57
 Rentals - portion representative of interest               20         22         22         23         25              13
                                                        -------------------------------------------------------------------
 Fixed charges exclusive of capitalized interest           108        113        124        136        139              70
 Capitalized interest                                        5          9         12         10          9               5
                                                        -------------------------------------------------------------------
          Total                                         $  113     $  122     $  136     $  146     $  148          $   75
                                                        ===================================================================
Ratio of earnings to fixed charges                         8.4       11.3        9.9        8.9        9.6             7.7
                                                        ===================================================================